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                                                                  Exhibit (b)(2)

January 27, 2002



J Acquisition Corp.
900 Third Avenue
26th Floor

New York, New York  10022

Re: Junior Subordinated Debt Commitment

Gentlemen:

               Reference is made to that certain Agreement and Plan of Merger (the "Agreement"), dated as of the date hereof, by and between J Holdings Corp., a Delaware corporation ("Parent"), J Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the "Borrower"), and Jenny Craig, Inc., a Delaware corporation (the "Company"), which agreement contemplates the acquisition by Parent of 100% of the outstanding shares of the Company (such acquisition, together with agreements related thereto or contemplated thereby, representing the "Transaction"). In connection therewith and in order to finance in part the Transaction, ACI Capital Co., Inc. (the "Lender") is pleased to advise you that it hereby commits to provide the Borrower with a Junior Subordinated Debt Financing in an aggregate principal amount of $9 million (the "Subdebt Financing"). The obligations of the Borrower under the Subdebt Financing will be secured by a second priority lien on, and security interest in, substantially all assets of the Borrower (it being understood that the Company will become the Borrower upon consummation of the Acquisition), the Parent and all domestic subsidiaries of the Borrower, in each case subject to such exclusions as the Lender (in its sole and absolute discretion) may agree. The Lender's commitment to provide the Subdebt Financing is subject in all respects to satisfaction of the terms and conditions contained in this commitment letter and in the Outline of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

               The Borrower acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Subdebt Financing. The loan documentation for the Subdebt Financing will include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that, in the reasonable opinion of the Lender, are customary or typical for this type of financing transaction and other provisions that the Lender reasonably requires in the context of the proposed transaction.

               The Lender's commitment to provide the Subdebt Financing is subject to (i) the negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to the Lender, the Borrower and their respective counsel, (ii) the satisfaction of the conditions precedent to the closing of the Transaction set forth in Sections 6.1 and 6.3 (other than Section 6.3(c) of the Agreement), (iii) all conditions precedent to the obligation of the Senior Lender (as defined in the Agreement) to consummate the Senior Financing (as defined in the Agreement) having been met and the Senior Lender shall intend to and shall be willing and prepared to consummate the Senior Financing, in each case other than with respect to any conditions relating to the debt capital investment contemplated by this commitment letter, the debt capital commitment letter of DB Capital Investors, L.P. of even date herewith or the equity capital commitment letter of SJF Enterprises, Inc., of even date herewith, and (iv) satisfaction of the conditions as set forth in the Term Sheet.

               The offer made by the Lender in this commitment letter is contingent upon execution of the Agreement, and should the Agreement be executed, the commitment by Lender to provide the Subdebt Financing shall expire immediately upon the earlier of (i) the termination of the Agreement and (ii) the Expiration Date (as defined in the Agreement), as may be extended in accordance with the terms of the


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Agreement.

               Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to the Lender.

               This commitment letter, including the attached Term Sheet (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereof and thereof, (ii) shall be governed by the law of the State of New York, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity other than the parties hereto and Parent, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by the parties hereto.



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Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Lender the enclosed copy of this Commitment Letter on or before the close of business on the date hereof, whereupon this Commitment Letter shall become a binding agreement between us.

                                            Very truly yours,
                                            ACI CAPITAL CO., INC.



                                            By: /s/ KEVIN S. PENN
                                                --------------------------
                                                Name: Kevin S. Penn
                                                Title: Managing Director


Agreed and accepted on this
27th day of January, 2002:

J ACQUISITION CORP.



By:  /s/ KEVIN S. PENN
     ------------------------------
     Name: Kevin S. Penn
     Title: President




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                                    EXHIBIT A

         OUTLINE OF TERMS AND CONDITIONS FOR PROPOSED SUBDEBT FINANCING

This Outline of Terms and Conditions is part of the Commitment Letter, dated January 27, 2002 (the "Commitment Letter"), addressed to J Acquisition Corp. by ACI Capital Co., Inc. (together with the other lenders party to the definitive Subdebt Financing agreement, the "Lenders") and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWER:                       J Acquisition Corp. Upon consummation of the
                                Merger, Jenny Craig, Inc. and certain of its subsidiaries, as required by the Lenders
                                (collectively the "Borrower").

GUARANTORS:                     All domestic subsidiaries of the Borrower that
                                are not included in the "Borrower," as required by the Lenders (together with the Borrower, each a "Loan Party" and collectively, the "Loan
                                Parties").

LENDERS: The Lenders or their respective affiliates thereof, to be designated at closing.

FINANCING FACILITY:             Junior Subordinated Debt Financing of up to $24
                                million (the "Subdebt Financing"). The Subdebt
                                Financing will be funded in a single draw on the Closing Date (as defined below) and will be structured as a term loan which may not, once repaid, be drawn upon again.

                                ACI will fund $9 million of the Subdebt
                                Financing and DB Capital Investors, L.P. will fund $15 million thereof.

TERM:                           The Subdebt Financing will have a term of five
                                (5) years (the "Maturity Date").

AMORTIZATION:                   The Subdebt Financing will be payable in full on
                                the Maturity Date.

MANDATORY                       Customary mandatory prepayments to be included
AND OPTIONAL PREPAYMENT:        in definitive loan documentation (e.g., issuance
                                of equity, debt, sale of assets, tax refunds, casualty events, etc.). Optional prepayments on the Subdebt Financing will be permitted in whole or in part, and from time to time. Prepayments will be subject to a one-year interest penalty in the first three years following the closing of the Transaction; a half-year interest penalty in the fourth year following the closing of the Transaction; and no prepayment penalty in the fifth year following the closing of the Transaction. Such penalties will be computed based on the interest rate in effect at the time of the prepayment.

CLOSING DATE:                   On or prior to the closing date of, and
                                immediately prior to, the Transaction (the
                                "Closing Date").

COLLATERAL:                     All obligations of the Loan Parties to the
                                Lenders shall be secured by a perfected, second priority lien on and security interest in substantially all of the now owned and hereafter acquired assets of the Loan Parties, including, but not limited to, accounts receivable, inventory, machinery and equipment, trademarks and tradenames, copyrights, patents and other intellectual property, general intangibles, chattel paper, all shares of all capital stock of domestic subsidiaries of the Borrower and 65% of the shares of capital stock


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                                of all foreign subsidiaries of the Borrower, and
                                all proceeds thereof, and such other assets, tangible or intangible, as may be required, in the Lenders' opinion, as security for the contemplated Subdebt Financing (the "Collateral"). All borrowings by the Borrower, all costs, fees and expenses of the Lenders and all other obligations owed to the Lenders shall be secured as described above and shall be charged to the loan account to be established under the Subdebt Financing.

INTEREST:                       The Subdebt Financing shall bear interest at a
                                rate calculated in the same manner as the rate payable on the Ableco Term B loan (including, for the purposes of determining the rate payable on the Ableco Term B loan, the facility fee payable thereunder). If the Ableco Term Loan B is no longer outstanding, the rate on the Subdebt Financing shall continue to be the rate that would have been payable had such Ableco
                                Term Loan B continued to be outstanding. The interest shall be payable quarterly, and in-kind, in whole or in part, at the option of Borrower.

                                All interest shall be computed on the basis of a year of 360 days for the actual days elapsed. If any Event of Default shall occur and be continuing, interest shall accrue at a rate per annum equal to 3% in excess of the prevailing rate.

WARRANTS:                       In connection with and consideration for the
                                Subdebt Financing, the Lenders shall be issued warrants (the "Warrants") to acquire 15% of the common equity of Parent on a fully diluted basis, at an exercise price per share equal to the price per share of the Parent's common stock. The Warrants shall be allocated to the Lenders ratably to their capital contributions to the Subdebt Financing.

FEES:                           Closing Fee equal to 3% of the Subdebt
                                Financing.

USE OF PROCEEDS:                The Loans under the Subdebt Financing will be
                                used solely (i) to consummate the Transaction,
                                (ii) for the general working capital
                                requirements of the Borrower and (iii) to pay fees and expenses related to the Subdebt
                                Financing.

CONDITIONS
PRECEDENT:                      The obligation of the Lenders to fund the
                                Subdebt Financing on the Closing Date will be subject to customary conditions precedent including, without limitation, the following:




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                                (a)     Execution and delivery of appropriate
                                        legal documentation in form and
                                        substance satisfactory to and as
                                        required by the Lenders and their
                                        respective counsel (including, without
                                        limitation, the Subdebt Financing
                                        agreement, the security and pledge
                                        agreements, the mortgages and title
                                        insurance policies, the guaranties, the
                                        landlord waivers, other collateral
                                        access agreements, and the satisfaction
                                        of the conditions precedent contained
                                        therein).

                                (b) Satisfaction of all conditions precedent to Parent's and Purchaser's obligations to close under the Agreement (other than the conditions set forth in Section 6.3(c) of the Agreement; provided, however, that all conditions precedent to the obligation of the Senior Lender (as defined in the Agreement) to consummate the Senior Financing (as defined in the Agreement) have been met and the Senior Lender shall intend to and shall be willing and prepared to consummate the Senior Financing, in each case other than with respect to any conditions relating to the debt capital investment contemplated by the Commitment Letter, the debt capital commitment letter of DB Capital Investors, L.P. of even date herewith, or the equity capital commitment letter of SJF Enterprises, Inc., of even date herewith).

                                (c) The Lenders shall have been granted a perfected, second priority lien on all Collateral, and shall have received UCC, tax and judgment lien searches and other appropriate evidence (including title reports and surveys relating to all owned real property comprising Collateral), evidencing the absence of any other liens on the Collateral, except existing liens acceptable to the Lenders and the lien securing the Senior Financing.

                                (d) Opinions from the Loan Parties' counsel as to such matters as the Lenders and the respective counsel to the Lenders may reasonably request.

REPRESENTATIONS
AND WARRANTIES:                 Bring-down of representations and warranties in
                                the Agreement, plus authority to enter into Subdebt Financing documentation, non-violation of other agreements, and enforceability and priority of the Lenders' liens.

COVENANTS:                      Usual covenants, including, but not limited to,
                                provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, compliance with pension, environmental and other laws, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, operating leases, transactions with affiliates, prepayment of other indebtedness and amendments to material agreements.

                                The loan documentation will contain the same financial covenants as those contained in the Senior Financing loan documents.

                                Financial reporting to include: (i) annual, audited financial statements, (ii) quarterly, internally prepared, financial statements, (iii) monthly, internally prepared, financial statements, (iv) annual projections, including monthly balance sheet, profit and loss and cash flow figures, and (v) other reporting as required by the Lenders.


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EVENTS OF DEFAULT:              Usual events of default, including, but not
                                limited to, payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, judgment, ERISA, environmental and change of control; provided, that so long as the Borrower has outstanding indebtedness under the Senior Financing and to the extent the Subdebt Financing is held by the original Lenders (or their respective affiliates), the only events of default that will permit the Lenders to exercise their rights to accelerate the maturity of the Subdebt Financing or foreclose on any security will be bankruptcy and insolvency and an event of default under Senior Financing pursuant to which the Senior Lender accelerates and forecloses on the security.

GOVERNING LAW:                  All documentation in connection with the Subdebt
                                Financing shall be governed by the laws of the State of New York.

ASSIGNMENTS, PARTICIPATIONS:    The Lenders may sell or assign their respective
                                loans under the Subdebt Financing without the consent of the other Loan Parties. The Lenders may also sell participations in their respective loans under the Subdebt Financing without the consent of the other Loan Parties, provided that such participants shall be limited to customary voting rights.

FEES & EXPENSES:                Upon closing of the Transaction, the Borrower
                                shall be fully obligated to pay, and shall immediately, reimburse the Lenders for all their out-of-pocket expenses incurred in connection with the Transaction and pay the Lenders a fee of 3% of the Subdebt Financing.



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